Exhibit 99.4

CONSENT OF OLSEN PALMER LLC

We hereby consent to the use of our name and to the description of our opinion, dated June 24, 2025, under the caption "Opinion of WFB's Financial Advisor" in, and to the inclusion of our opinion letter as Annex B, to the joint proxy statement/prospectus of Wichita Falls Bancshares, Inc. and Investar Holding Corporation, which joint proxy statement/prospectus forms a part of the registration statement on Form S‐4 of Investar Holding Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Olsen Palmer LLC

By:

Name:  Brian J. Palmer

Title:   President

Washington, D.C.

 September 12, 2025